CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF PICO HOLDINGS, INC.

Pico Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify as follows:
1.The name of the Corporation is Pico Holdings, Inc.
2.The Corporation filed its Certificate of Incorporation with the Delaware Secretary of State to be effective on May 17, 2017.
3.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”).
4.Pursuant to Section 103(d) of the DGCL this Certificate of Amendment shall become effective on March 8, 2021 at 12:00 a.m. (local time in Wilmington, Delaware)
5.Article I of the Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I

    The name of the corporation is Vidler Water Resources, Inc. (the “Corporation”).

    IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 2nd day of March, 2021.

                        PICO HOLDINGS, INC.

                        By: /s/ Dorothy A. Timian- Palmer
                        Title: President/ CEO
                        Name:     Dorothy A. Timian-Palmer

4792892.2